Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-166176) of Thermo Fisher Scientific Inc. of our report dated February 24, 2011, except for the effects of Note 17 as to which the date is July 12, 2011, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K filed July 12, 2011.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 9, 2011